Exhibit (a)(5)
Foundry Confidential & Proprietary

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 3 Agenda Restatement Complete! Trading Window to Reopen The 409A Problem and Solution ISO Status ESPP to resume August 1st

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 5 Restatement Complete Yesterday, Foundry has filed: Form 10-Q for the quarter ending June 30, 2006 Form 10-Q for the quarter ending September 30, 2006 Form 10-K for the year ending December 31, 2006 Form 10-Q for the quarter ending March 31, 2006 This completes our Accounting Restatement and the Company is now current with all filings HIP, HIP HOORAY!!!

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 7 Foundry's Trading Window We are re-opening the trading window on Monday, June 18 All vested shares can be exercised BUT there are severe tax consequences you need to understand prior to opening the window Insiders are still subject to the normal quarterly trading window, which is closed now but will open in late July

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 9 Discounted Stock Options As a result of the stock option investigation the Company needed to revise the measurement dates used for many option grants When the Fair Market Value (closing stock price) on the revised measurement date was higher than the original option exercise price the options are deemed to be discounted for accounting purposes

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 11 409A We discussed 409A issues in an email on February 15, 2007 Our Board has directed the Company to fix the problem. This presentation outlines the 409(A) stock problem and our solution "DON'T PANIC"

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 13 Section 409A What is Section 409A? Part of the U.S. tax code related to deferred compensation Why is this important to me? Within the Section 409A tax code, discounted stock options are considered a form of deferred compensation What is the tax penalty? 20% tax paid to the IRS in addition to normal income tax! 20% tax paid to the State of California for residents in addition to normal state income tax! Net effect 86% or greater tax on option gain! Can it be fixed and if so, how? Yes, through a Share Exchange Tender Offer

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 15 Section 409A - Which options are affected Two criteria to create a 409A tax issue: 1. An option grant has been deemed "discounted" - AND - 2. The shares from the discounted grant vested AFTER 12/31/04 Any shares vesting prior to 12/31/04 are not subject to 409A

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 17 409A Example Option granted on December 31, 2002 - 4,000 shares vesting over 4 years Option Price = $14.00; FMV on new measurement date = $15.00 1000 shares cliff vest on 12/31/03 1000 shares vest monthly during 2004 1000 shares vest monthly during 2005 1000 shares vest monthly during 2006 409A Analysis: The Good: 2000 shares (1000 + 1000) vested prior to 12/31/04 and are not subject to 409A! The Bad: 2000 shares (1000 + 1000) vested after 12/31/04 and are subject to 409A The Ugly: Roughly 86% tax on gain

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 19 409A Example (cont.) 2,000 shares can be sold without any 409A issue If the remaining 2,000 shares are exercised, the tax effect would be (assuming shares sold at $19.00): W-2 Income $10,000 Fed Income Tax $ 3,500 (35%) CA State Income Tax $ 930 (9.3%) Medicare $ 150 (1.5%) Normal After-Tax Gain $ 5,420 (54%) 409A Tax Penalty (Fed+CA) $ 4,000 (40%) Adjusted After-Tax Gain $ 1,420 (14%)

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 21 How can this problem be fixed? The Bad Part deux: A Share Exchange is commonly referred to as a Tender Offer Employees who agree to tender their shares, will have their 409A affected shares re-priced to eliminate the 409A tax and will be paid the difference in cash. This will make the employee economically neutral As part of the IRS regulations, the cash payment cannot be made until the first payroll of 2008 (approx. 6 months from now).

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. We will notify you when the tender offer commences. We advise you to read the tender statement when it is available because it will contain important information relating to your stock options. We will deliver the actual tender offer documents to all affected employees via an electronic website when the tender offer commences, and those documents will also be available for free at the Securities and Exchange Commission's public website (www.sec.gov).

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 25 Details of our Tender Offer The Tender Offer will open in approximately two weeks Employees will have 20 business days to decide if they would like to tender their shares At the end of the tender period the 409A affected shares will be re- priced To participate in the Tender, employees must be on the payroll at the closing of the Tender and hold unexercised 409A affected grants Shares from the same grant that are not affected by 409A vested prior to 2005, will not be re-priced and will remain at the original grant price Company will pay out the cash in January of 2008 regardless of employment status Legal Disclaimer

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 27 What to do Now??? "DON'T PANIC" Affected employees will be notified by email (later today) identifying the number of 409A affected shares per grant This problem affects approximately half our employees Affected grants will be temporarily blocked in the system To remove the block, you must contact Stock Administration (2nd floor GAP) or email stock@foundrynet.com to review your personal situation and sign a wavier acknowledging the tax penalty.

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 29 What to do now? (cont.) Once the waiver is signed, the block will be lifted Blocking the grants is designed to ensure you understand which stock options are affected and which are free of 409A issues You can then exercise the unaffected options or, if you choose, you can exercise the 409A affected options By doing so, you will be solely responsible for the tax penalty! The Company will not reimburse any such 409A tax penalties! The Tender Offer will be finished by mid-August Once closed, all 409A tax issues will be resolved for all Tender Offer participants and the shares will be exercisable without the 409A tax penalty

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 31 "DON'T PANIC..." WIKIPEDIA - Comes from the actual Hitchhiker's Guide To the Galaxy, an intergalactic travel guide that theoretically served to show planet-hoppers how to see the Universe on less than thirty Altairian dollars a day. The words are printed on the cover of the Guide (always capitalized) "in large friendly letters".[1](p.3) The novel explains that this was partly because the device "looked insanely complicated" to operate, and partly to keep intergalactic travelers from, well, panicking.[1](p. 27) In the novel, it is said that despite its many glaring (and occasionally fatal) inaccuracies, the Hitchhiker's Guide To The Galaxy itself has outsold the Encyclopedia Galactica because it's slightly cheaper, and because it has the words "Don't Panic" on the cover.[1](p.3)

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 33 Discounted Stock Options and ISO Status Prior to Jan 1, 2005, the Company issued ISOs to new employees After Jan 1, 2005, the Company issued exclusively Non Qualified Stock Options (NQLs) Issue: An ISO that is determined to have been discounted, loses its preferential tax status As a result, any ISO that was issued as part of a discounted grant must be treated for tax purposes as a NQL On Same-Day-Sales, the Company must now withhold income tax at time of exercise Total taxes will now include Social Security and Medicare Taxes

Foundry Confidential & Proprietary (c)2006 Foundry Networks, Inc. 35 ESPP To Resume August 1st Our ESPP Plan will be restart August 1 Previous Offering Period will resume for the remainder of its 2 year term at a purchase price of $8.59 Payroll deductions will resume at their previous levels All previous participants will continue unless you elect to withdraw Enrollment seminars will begin mid-July Payroll deductions will begin August 3, 2007 No stub period due to short time remaining PLAN CHANGE Going forward, participants limited in the number of adjustments to their payroll deductions May only increase once per offering period Only 2 decreases per offering period.